Exhibit 99.1

Contact:      Ellen Ingersoll
(Chief Financial Officer)
602/207-1051
eingerso@viad.com
or
Patricia Phillips
(Investor Relations)
602/207-1040
pphillip@viad.com

Viad Corp Reduces Earnings Outlook for First Quarter 2003
Company to Hold Conference Call April 10, 2003 at 11:30 EDT

Phoenix, AZ, April 10, 2003 — Viad Corp (NYSE:VVI) today announced that first quarter net income per share will be below the guidance range of $0.36 to $0.39. The company now estimates first quarter 2003 net income per share in the range of $0.30 to $0.32. See conference call details below.

     The change in the earnings estimate is due to an approximate $11.8 million pre-tax ($7.1 million after-tax, $0.08 per diluted share) adjustment to interest income related to certain structured notes held by Travelers Express Company, Inc. The adjustment to interest income reflects a decline of approximately 108 basis points in the expected weighted average yield of these structured notes. This adjustment is being made as a result of the normal review of investment portfolio yield and the change in expected cash flows for certain structured notes.

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     Travelers Express holds a variety of securities in its $7 billion float portfolio. Among these are approximately $260 million of highly-rated structured notes (four percent of the total portfolio) that offer the potential of enhanced yields over and above that of U.S. government securities. These notes consist primarily of a principal-protected U.S. government, zero coupon security combined with the residual cash flow of a collateralized debt obligation. The structured notes are rated AAA ($215 million) or A ($45 million) and these ratings have not changed since the securities were purchased between 1999 and 2002. The majority of these notes are classified as held-to-maturity and are included in “Other asset-backed securities” in Note 5 to Viad’s 2002 consolidated financial statements filed on Form 10-K.

     The contractual cash flows from the residual can vary in amount and timing throughout the life of the notes based on the cash flows of the underlying collateral, generally corporate debt. The main drivers of residual cash flows are the default and recovery rates of the underlying collateral. If actual or projected defaults and recoveries differ from original assumptions; then the residual cash flows and yield to maturity of the structured notes will also vary from original projections.

     This adjustment is being made in accordance with guidance provided by Emerging Issues Task Force (EITF) No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. EITF No. 96-12 prescribes the retrospective interest method for recognizing and measuring interest income for structured notes. The retrospective interest adjustment ensures that the interest yield recognized to date equals the interest yield in the future. EITF No. 96-12 does not permit prospective adjustments to interest income. Accordingly, it requires the company to make a retrospective adjustment to increase or decrease interest income in the current period to reflect a

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consistent yield over the life of the security; in this case, a decrease in interest income of $11.8 million.

     Robert H. Bohannon, chairman, president and chief executive officer said, “We are disappointed to miss our expected earnings for the first quarter. Travelers Express is fast becoming a world class payment services company. Unfortunately, this adjustment obscures good performance relative to their business fundamentals.”

Conference Call Information

     Viad Corp will hold a conference call on April 10, 2003 at 11:30 EDT to discuss the contents of this press release. Participants should call 1-800-811-7286 to join the call.

About Travelers Express

     Travelers Express Company, Inc. is engaged in a variety of payment services activities including issuance and processing of money orders, processing official checks and share drafts and money transfer and cash access services. Travelers Express’ revenue and income are derived from transaction fees and investment income. Funds generated from the sale of official checks, money orders and other payment instruments are invested in permissible securities, principally high-quality debt instruments. These investments are restricted to satisfy the liability to pay upon presentment the face amount of payment services obligations. The composition of the float portfolio, investment income, regulatory oversight, and other pertinent information is contained in Viad’s 2002 Form 10-K which can be found at www.viad.com.

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About Viad Corp

     Viad is a $1.65 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas and Exhibitgroup/Giltspur of Chicago. For more information, visit the company’s Web site at www.viad.com.

Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, restructuring plans (including timing and realization of cost savings), yield impairment and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes and any further deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.

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